Exhibit 10.40

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT BETWEEN

CEDAR RAPIDS BANK AND TRUST COMPANY

AND DANA NICHOLS

This Amendment (the "Amendment") is made this 31st day of December, 2008 (the "Effective Date") by and between Cedar Rapids Bank and Trust Company (the "Employer") and Dana Nichols (the "Employee").

WHEREAS, the Employer and the Employee have entered into that certain Employment Agreement dated January 1, 2004 (the "Agreement");

WHEREAS, the Employer and the Employee desire to amend certain provisions of the Agreement in order to bring such provisions into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder) ("409A");

WHEREAS, pursuant to Section 13(e) of the Agreement, the Agreement may be amended in writing with the signature of each party; and

WHEREAS, the parties desire to amend the Agreement on the terms hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is agreed and acknowledged by the parties hereto, effective as of the Effective Date (unless otherwise stated herein) the Agreement be and is hereby amended in the following particulars:

1.         The following sentence shall be added following the last sentence of subsection 4(b):

"Payment of such Cash Bonus(es) will be made as soon as practicable, but in no event later than two and one-half (2½) months following the end of the year in which earned."

2.         The last sentence of the first paragraph of subsection 4(c)(i) shall be deleted and replaced with the following:

"The incentive amount payable hereunder shall be paid within two and one-half (2½) months after the end of such year."

3.         The following sentence shall be added following the last sentence of subsection 4(d)(2):

"Such reimbursement payments will be made as soon as practicable, but in no event later than two and one-half (2½) months following the end of the year in which the corresponding expenses are incurred."

4.         Effective January 1, 2008, subsection 4(d)(9) shall be deleted and replaced with the following:

"(9)        Deferred Compensation. Participation under a deferred compensation agreement under which the Employee will be permitted to

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annually contribute and defer up to fifteen percent (15% ) of the Employee's Base Salary and Cash Bonus, if any, and the Employer shall make a matching contrition equal to fifty percent (50% ) of the contribution made by the Employee, up to a maximum of five percent (5%) of the Employee's Base Salary and Cash Bonus."

5.         The penultimate sentence in Section 6 shall be deleted and replaced with the following:

"'Disability' for the purposes of  this Agreement shall mean that (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment  that can be expected to result in death or can be expected to last for a contribution period of not less than twelve (12) months, or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result  in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer."

6.         The following sentence shall be added as an introductory paragraph in Section 10, before subsection (a):

"Employee's employment during the term of this Agreement may be terminated by the Employer or Employee without any breach of this Agreement only under the circumstances described in this Section 10 (where such termination constitutes a "separation from service" pursuant to Code Section 409A), other than the termination of this Agreement pursuant to Sections 6 and 7."

7.          The second sentence of subsection lO(a) shall be deleted and replaced with the following:

"Such payment will be made in a lump sum within fifteen (15) days of termination."

8.         The following sentence shall be added following the first sentence of subsection lO(b):

"Such amounts shall be paid to the Employee in accordance with the Employer's regular payroll on the next regular payroll date following the Employee's voluntary termination or termination for Cause."

9.         The fifth sentence of subsection 10(c)(4) shall be deleted and replaced with the following:

"In the event that such opinions determine that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such counsel to be ineluctable in Total Payments shall be modified, reduced or eliminated as specified by the Employee in writing delivered to the Employer within thirty (30) days of his receipt of such opinions or, if the Employee fails to so notify the Employer, then as the Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no

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Excess Parachute Payment and such adjustment shall be consistent with the rules under Section 409A of the Code ."

10.        Subsection 10(c)(5) shall be deleted in its entirety and replaced with the following:

"If    the Employer is not in compliance with its minimum capital requirements or if the payments required under this Section 10 would cause the Employer's capital to be reduced below its minimum capital requirements, such payments shall be delayed until the earliest date at which the Employer reasonably anticipates the making of such payment will not cause the Employer's capital to be reduced below its minimum capital requirements. Such payments shall not be reduced in the event Employee obtains other employment following the termination of employment by the Employer."

11.       The following sentence shall be added after the last sentence in subsection 1 l(b ):

"Any payments pursuant to this indemnification will be made as soon as practicable, but in no event later than two and one-half (2½) months  following the end of the year in which the corresponding expenses are incurred."

12.       The following Section 14 shall be added:

"Section 14. Code Section 409A.

(a)        To the extent that any of the terms and  conditions contained herein which were modified by this amendment constitute an amendment or modification of the time or manner of payment under a non qualified deferred compensation plan (as defined under Code Section 409A), then to the extent necessary under the transitional guidance under Internal Revenue Service Notice 2007-86, this Agreement constitutes an amendment to, and a new election under, such deferred compensation plan, in order to properly modify the time or manner of payment consistent with such guidance.

(b)        It is intended that the Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject Employee to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Employee being subject to payment of additional income taxes or interest under  Code Section 409A,  the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Code Section 409A.

(c)        Notwithstanding any provision in the Agreement to the contrary if, as of the effective date of Employee's termination of employment, he is a "Specified Employee," then, only to the extent required pursuant to Section 409A(a)(2)(B)(i), payments due under this  Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following the Employee's separation from service. For purposes of Code

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Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected.  All delayed  payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service (or, if earlier, the date of death of the Employee) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to the Employee in accordance with the payment schedule established herein.

(d)        The term "Specified Employee" shall mean any person who is a "key employee" (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Bank based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the "identification period"). If Employee is determined to be a key employee under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period he shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of such identification period. For purposes of determining whether Employee is a key employee under Code  Section 416(i), "compensation" shall mean Employee's W-2 compensation as reported by the Employer for a particular calendar year."

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above set forth.

CEDAR RAPIDS BANK AND TRUST COMPANY		EMPLOYEE

/s/ Larry Helling
Name: Larry Helling		/s/ Dana Nichols
Title:	President and Chief Executive Officer	DANA NICHOLS

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